SCHEDULE 10.3.1

AMENDING AGREEMENT entered into as of December 15, 1998

BY AND BETWEEN:          REPAP ENTERPRISES INC., a corporation duly
                         incorporated under the laws of Canada,
                         having its principal place of business at 345 Curtis Road, Miramichi, New Brunswick,

                        (hereinafter, the "Corporation")

AND STEPHEN C. LARSON, having his address for the purposes of the present agreement at 200 Broad Street, Apartment 2138, Stamford,
                         Connecticut

                         (hereinafter, the "Executive")



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WHEREAS the Corporation and the Executive have previously entered into an
Employment Contract dated as of February 2, 1996 which agreement was amended by a letter agreement dated October 16, 1997 and further amended and restated by agreement dated September 25, 1997 (the "Agreement"); and

WHEREAS the Corporation considers the continuous maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Corporation and its shareholders; and

The Corporation and the Executive wish to amend certain provisions of the Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Section 4.2A i of the Agreement is hereby amended by deleting the number "4.5" appearing at the end of that section and substituting therefor the number "one".

2. Section 4.2.4 of the Agreement is hereby amended by deleting the number "4.5" appearing in the fifth line of that section and substituting therefor the number "one".

3. Section 4.2.5 (A) of the Agreement is hereby amended by deleting the number "4.5" appearing in the tenth line of that section and substituting therefor the number "one".

4. Section 8.2 of the Agreement is deleted in its entirety and the following substituted therefor:

   "This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of New Brunswick and the laws of Canada applicable therein."

5. The parties hereto hereby agree in their own name and on behalf of, as the case may be, their respective heirs, legatees, successors, testamentary executors and permitted assigns, to sign all documents and to take all necessary or desirable measures to fulfill the terms and intent of this Agreement.

6. Any offer, notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by registered mail, by delivery or sent by telecopier or similar telecommunications device and addressed to the other party at the address of such party first mentioned in this Agreement.

   Any notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if by registered mail then on the date of delivery thereof, if sent by telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such a delivery. Any address for service may be changed by written notice given as aforesaid.




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7. Except as otherwise expressly provided for herein, this Agreement, and the rights granted and the obligations incurred hereunder, are not assignable, whether in whole or in part, by the Executive without the prior written consent of the Corporation.

8. Each of the Corporation and the Executive hereby confirm the terms of the Agreement as amended by this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and at the place first hereinabove mentioned.

REPAP ENTERPRISES INC.
                                        ----------------------
                                        Stephen C. Larson
by:
   ----------------------
by:
   ----------------------


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